EXHIBIT 99.1

DISH Network and EchoStar Statement Regarding Tivo

ENGLEWOOD, Colo. – September 4, 2009 – DISH Network L.L.C., a subsidiary of DISH Network Corporation (Nasdaq: DISH), and EchoStar Technologies L.L.C., a subsidiary of EchoStar Corporation (Nasdaq: SATS), issued the following statement regarding recent developments in EchoStar Communications Corporation vs. Tivo:
“We are pleased that the district court rejected Tivo’s request to award a billion dollars in sanctions and that it found that any violation of the injunction was not willful.  While we disagree that any amount of sanctions was warranted, the decision confirms our belief that we designed around Tivo’s patent in good faith.  We believe that we ultimately will prevail on appeal.”
#  #  #
About DISH Network L.L.C.

DISH Network L.L.C., the nation’s HD leader, provides approximately 13.610 million satellite TV customers as of June 30, 2009 with the highest quality programming and technology at the best value, including the lowest all-digital price nationwide.  Customers have access to hundreds of video and audio channels, the most HD channels, the most international channels, state-of-the-art interactive TV applications, and award-winning HD and DVR technology including 1080p Video on Demand and the DuoDVR ViP(R) 722 DVR, a CNET and PC Magazine “Editors’ Choice.”  Visit www.dishnetwork.com.

About EchoStar Corporation

EchoStar Corporation (NASDAQ: SATS), the parent of EchoStar Technologies L.L.C., provides equipment sales, digital broadcast operations, and satellite services worldwide.  EchoStar has 25 years of experience designing, developing and distributing advanced award-winning set-top boxes and related products for pay television providers.  The company includes a network of 10 full-service digital broadcast centers and leased fiber optic capacity with points of presence in approximately 160 U.S. cities.  EchoStar also delivers satellite services from eight owned and leased in-orbit satellites and related FCC licenses.  Visit www.echostar.com for more information.

Media Contact:

Kathie Gonzalez, DISH Network, 720.514.5351, press@dishnetwork.com
Marc Lumpkin, EchoStar, 303.706.5236, marc.lumpkin@echostar.com